                                                              Exhibit 99.(a)(20)
Exhibit (a)(20)
[Stock Option Exchange Program Termination Page]


BroadVision                Stock Option Exchange Program
                                                                    May 24, 2001



BroadVision's Stock Option Exchange Program

Thank you for your participation in the Stock Option Exchange Program. The opportunity to participate in the program is now over.

Copyright (C) BroadVision Inc.